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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 14)*



                         DIAGNOSTIC PRODUCTS CORPORATION
                         -------------------------------
                                (Name of Issuer)



                           COMMON STOCK, NO PAR VALUE
                         ------------------------------
                         (Title of Class of Securities)



                                   252450-10-1
                                 --------------
                                 (CUSIP Number)



                                DECEMBER 31, 1998
              ----------------------------------------------------
              (Date of Event which Requires Filing This Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed.

        [ ]    Rule 13d-1(b)
        [ ]    Rule 13d-1(c)
        [X]    Rule 13d-1(d)


*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 252450-10-1                   13G
         ---------------------

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                SIGI ZIERING
          ---------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [X]
                                                                    (b)   [ ]
          ---------------------------------------------------------------------
  (3)     SEC USE ONLY

          ---------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                U.S.A.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER:
  NUMBER OF                    2,432,456
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER:
  OWNED BY                     48,200
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER:
 PERSON WITH                   2,432,456
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER:
                               48,200
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                2,480,656
          ---------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [ ]
          ---------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                18.16%
          ---------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON
                IN
          ---------------------------------------------------------------------



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CUSIP NO. 252450-10-1                    13G
         ---------------------

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                MARILYN ZIERING
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [X]
                                                                    (b)   [ ]
          ---------------------------------------------------------------------
  (3)     SEC USE ONLY

          ---------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                U.S.A.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER:
  NUMBER OF                    2,432,456
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER:
  OWNED BY                     18,200
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER:
 PERSON WITH                   2,432,456
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER:
                               18,200
                       --------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                2,450,656
          ---------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [ ]
          ---------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                17.94%
          ---------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON
                IN
          ---------------------------------------------------------------------



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Item 1(a) Name of Issuer: Diagnostic Products Corporation

Item 1(b) Address of Issuer's Principal Executive Offices:
                5700 West 96th Street
                Los Angeles, California 90045

Item 2(a) Name of Persons Filing: Sigi Ziering and Marilyn Ziering, husband and wife

Item 2(b) Address of Principal Office: 5700 West 96th Street
                                       Los Angeles, CA 90045

Item 2(c) Citizenship: U.S.A.

Item 2(d) Title of Class of Securities: Common Stock

Item 2(e) CUSIP Number: 252450-10-1

Item 3 Statement filed Pursuant to Rules 13d-1(b) or 13(d)-2(b) or (c): Not Applicable

Item 4(a) Amount Beneficially Owned: 2,432,456 shares are owned by Sigi
          Ziering and Marilyn Ziering as husband and wife. 18,200 shares are owned by the mother of Sigi Ziering who resides with Mr. and Mrs. Ziering, as to which shares beneficial ownership is disclaimed. 30,000 shares are held by Sigi Ziering as one of three co-trustees of the Diagnostic Products Corporation Profit Sharing Plan. Beneficial ownership of such shares is disclaimed as to all but the reporting persons' interest in the Plan assets. Based on the foregoing, Sigi Ziering beneficially owns an aggregate of 2,480,656 shares and Marilyn Ziering beneficially owns an aggregate of 2,450,656 shares.

Item 4(b) Percent of Class: See Item 11 of each cover page hereto.

Item 4(c) For information regarding the number of shares as to which each reporting person has voting and dispositive power, see Items 5-8 of the cover pages hereto.

Item 5    Ownership of 5% or Less of Class: Not Applicable

Item 6    Ownership of More than 5% on Behalf of Another Person: Not Applicable

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company: Not Applicable

Item 8 Identification and Classification of Members of the Group: The members of the group are Sigi Ziering and Marilyn Ziering, husband and wife.

Item 9    Notice of Dissolution of Group: Not Applicable



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Item 10   Certification: Not Applicable

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        Pursuant to Rule 13d-1(k)(1), the undersigned agree that this statement is filed on behalf of each of them.


Dated: February 1, 1999                 By: /s/ Sigi Ziering
                                           -------------------------------------
                                            Sigi Ziering


                                        By: /s/ Marilyn Ziering
                                           -------------------------------------
                                            Marilyn Ziering



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